NEWS RELEASE

DATE:   October 3, 2005    3:30 p.m. E.S.T.
James L. Saner, Sr.  President and CEO
MainSource Financial Group   812-663-0157

                                                               [MainSource logo]

   MainSource Financial Group Announces Resignation of Chief Financial Officer

     James L. Saner, Sr., President and Chief Executive Officer of MainSource Financial Group (NASDAQ:MSFG) announced today the resignation of Donald A. Benziger, Senior Vice President and Chief Financial Officer effective October 7, 2005.

     Mr. Benziger was employed by MainSource in 1999 and served as the Chief Financial Officer since that time. Mr. Saner commented, "Don has been an integral part of our Company for the past six years and has contributed much to our Company's success."

     Mr. Benziger has taken a position with another banking company in the Midwest where he will once again be employed as the CFO. His new employer is a privately held company.

     MainSource Financial Group will begin a search for Mr. Benziger's replacement immediately. Mr. Saner commented, "While Don will be greatly missed here at MainSource, we have had a succession plan in place for some time. We are very fortunate to have several people already employed who would be uniquely qualified for the position. We will be able to continue all operations while we conduct our search."

     MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Stock Market (trading symbol: MSFG) and is a community-focused, financial services holding company with assets of approximately $1.7 billion. Through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana; Peoples Trust Company, Linton, Indiana; and MainSource Bank of Illinois, Kankakee, Illinois, it operates 54 offices in 23 Indiana counties and six offices in three Illinois counties. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company provides various related financial services through the Company's banking affiliates.

Forward-Looking Statements

     Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; and changes in accounting policies or guidelines.

     The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the companies' forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.